Exhibit 99.1
Pro-forma Effects of Stock Split for Financial Statement Periods in
Form 10-K and Form 10-Q that are Incorporated by Reference
     A three-for-one stock split was approved by shareholders at the 2005 annual meeting of shareholders on January 25, 2006. The stock split became effective for shareholders at the close of business on February 1, 2006.
     The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, and the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, which are incorporated under Item 3 by reference, were filed with the Securities and Exchange Commission prior to February 1, 2006. Consequently, the weighted-average shares of common stock outstanding and the net earnings per share information in those reports were based on shares outstanding prior to the effects of the three-for-one stock split. The following table presents the pro forma effect the stock split will have on weighted-average shares outstanding and earnings per share for each of the three years ended September 30, 2005, and for the three months ended December 31, 2005 and 2004, in financial statements after the effective date of the stock split.

(In thousands except per share amounts)
Year ended September 30,	2005	2004	2003

Net earnings (A)	$55,971	$31,382	$12,346

Pro forma determination of shares:

Weighted-average shares of common stock outstanding (B)	34,200	33,858	33,738

Assumed exercise of stock options	927	837	429

Weighted-average shares of common stock outstanding assuming dilution (C)	35,127	34,695	34,167

Pro forma net earnings:
Basic per share amount (A/B)	$1.63	$0.93	$0.37
Diluted per share amount (A/C)	1.59	0.90	0.36

	Three months ended
	December 31,
(In thousands except per share amounts)	2005	2004

Net earnings (A)	$12,427	$11,995

Pro forma determination of shares:
Weighted-average shares of common stock outstanding (B)	34,347	33,987
Assumed exercise of stock options	825	927

Weighted-average shares of common stock outstanding assuming dilution (C)	35,172	34,914

Pro forma net earnings:
Basic per share amount (A/B)	$0.36	$0.35
Diluted per share amount (A/C)	0.35	0.34